      As filed with the Securities and Exchange Commission on June 21, 2005

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             Registration Statement
                        Under the Securities Act of 1933

                                NEOGENOMICS, INC.
                       (Name of Registrant in its charter)

           NEVADA                                            74-2897368
 (State or jurisdiction of                               (I.R.S. Employer
incorporation or organization)                          Identification No.)

                        12701 Commonwealth Drive, Suite 9
                            Fort Myers, Florida 33913
                                 (239) 768-0600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                  NEOGENOMICS, INC. 2003 EQUITY INCENTIVE PLAN
                            (Full Title of the Plan)

                          Robert P Gasparini, President
                        12701 Commonwealth Drive, Suite 9
                            Fort Myers, Florida 33913
                                 (239) 768-0600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

                             Clayton E. Parker, Esq.
                   Kirkpatrick & Lockhart Nicholson Graham LLP
                    201 South Biscayne Boulevard, Suite 2000
                              Miami, Florida 33131
                            Telephone: (305) 539-3300
                           Telecopier: (305) 358-7095

                         CALCULATION OF REGISTRATION FEE

================================== ====================== ===================== ======================= ====================
                                                                Proposed               Proposed
                                                                Maximum                Maximum
                                          Amount                Offering              Aggregate              Amount of
       Title of Securities                 To be               Price per               Offering            Registration
        to be Registered                Registered             Share (1)               Price(1)               Fee(1)

Common Stock, $.001 par value           2,249,825               $0.34                 $764,941               $90.03

Total                                   2,249,825               $0.34                 $764,941               $90.03

(1) Pursuant to Rule 457(h)(1) of the Securities Exchange Act of 1934, the
    proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the average of the high and low prices of the shares of Common Stock on June
    17, 2005.

                                     PART I

     The documents  containing the  information  specified in Part I of Form S-8
(plan information and registrant information) will be sent or given to employees as specified by Rule  428(b)(1) of the  Securities  Act of 1933, as amended (the
"Act").  Such  documents  need not be filed  with the  Securities  and  Exchange
Commission either as part of this  Registration  Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents,  which include the statement  of  availability  required by Item 2 of Form S-8,  and the  documents incorporated by reference in this Registration  Statement  pursuant to Item 3 of
Form S-8 (Part II hereof),  taken  together,  constitute a prospectus that meets the requirements of Section 10(a) of the Act.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents have been previously filed by NeoGenomics, Inc.
(the "Company") with the Securities and Exchange Commission (the "Commission")
and are hereby incorporated by reference into this Registration Statement as of their respective dates:

        (a) The Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Commission on April 15, 2005.

        (b) Form 8-K dated March 29, 2005 disclosing the execution of a definitive loan agreement, filed with the Commission on March 30, 2005.

        (c) Form 10-QSB for the three-month period ending March 31, 2005, filed with the Commission on April 29, 2005.

        (d) Form 8-K dated June 6, 2005 disclosing the execution of a definitive standby equity distribution agreement, filed with the Commission on
            June 8, 2005.

        (e) All other reports filed pursuant to Section 13(a) or 15(d) of the
            Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company's Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud, or a knowing violation of the law.

        Nevada Revised Statutes 78.750, 751, and 752 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney's fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

        Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

        o By the stockholders;

        o By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

        o If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

        o If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;

        o Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

        o To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit No.         Description of Exhibit

4.1(1)              NeoGenomics, Inc. 2003 Equity Incentive Plan

5.1(1)              Opinion of Burton, Bartlett & Glogovac

23.1(1)             Consent of Kingery & Crouse, P.A.

23.2(2)             Consent of Burton, Bartlett & Glogovac

(1) Provided herewith.
(2) Incorporated by reference to Exhibit 5.1.

ITEM 9. UNDERTAKINGS.

        (a) We hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933, as amended;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"
table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

        PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our company pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities
Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida, on June 20, 2005.

                                         NEOGENOMICS, INC.

Date:    June 20, 2005                   By: /s/ Robert P. Gasparini
                                             Robert P. Gasparini
                                             President and Principal Executive Officer

Date:    June 20, 2005                   By: /s/ Steven C. Jones
                                             Steven C. Jones
                                             Acting Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below:

Signatures                      Title                       Date

/s/ Michael T. Dent             Chairman of the Board       June 20, 2005
Michael T. Dent, M.D.

/s/ Robert P. Gasparini         Director                    June 20, 2005
Robert P. Gasparini

/s/ Steven C. Jones             Director                    June 20, 2005
Steven C. Jones